Buenos Aires, November 14, 2008

To the
Comisión Nacional de Valores
25 de mayo 175, 3rd Floor
Buenos Aires

Re.: Banco Macro S.A. Reports Relevant Event in Compliance with Section 3, subsection 23, Chapter XXI of Book 6 of the Rules of the Comisión Nacional de Valores.

Dear Sirs,

In my capacity as attorney-in-fact of Banco Macro S.A. (the "Bank") and in compliance with Section 3, subsection 23, Chapter XXI of Book 6 of CNV General Resolution Number 368 (as consolidated in 2001), I hereby inform the Comisión Nacional de Valores (the “CNV”) that the Bank has acquired its own shares issued by the Bank under the provisions of Section 68 of Law 17,811 (added by Decree number 677/2001) and the Rules of the CNV.

In that respect, we inform you that the Bank acquired 619,883 common, book entry, Class B shares with a par value of Ps$. 1 (one Peso) each and entitled to 1 (one) vote per share, for an average price of Ps$. 3.371 per share, and an aggregate amount of Ps$.2,089,798.37.

In case of any doubt or inquiry, please contact me.

Sincerely,

/s/ Jorge F. Scarinci
Jorge F. Scarinci
Attorney-In-Fact